EXHIBIT 10.1
Partners for Growth

Loan and Security Agreement

Borrower:	North American Scientific, Inc., a Delaware corporation
Address:	20200 Sunburst Street, Chatsworth, CA 91311

Borrower:	NOMOS Corporation
Address:	20200 Sunburst Street, Chatsworth, CA 91311

Borrower:	North American Scientific, Inc., a California corporation
Address:	20200 Sunburst Street, Chatsworth, CA 91311

Date:	March 28, 2006

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between PARTNERS FOR GROWTH II, L.P. (“PFG”), whose address is 180 Pacific Avenue, San Francisco, CA 94111 and the borrower(s) named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

1. LOANS.

1.1 Loans. PFG will make loans to Borrower (the “Loans”) up to the amounts and subject to the conditions to borrowing (the “Credit Limit”) shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued and unpaid interest and such other Reserves as PFG may establish in accordance with the definition thereof.

1.2 Interest. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the first day of each month for interest accrued during the prior month. Overdue and unpaid interest may, in PFG’s discretion, be charged to Borrower’s loan account (i.e., added to the principal amount then outstanding), and shall thereafter bear interest at the same rate as the other Loans.

1.3 Overadvances. If, at any time or for any reason, the total of all outstanding Loans and all other monetary Obligations exceeds the Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to PFG, without notice or demand. Without limiting Borrower's obligation to repay to PFG the amount of any Overadvance, Borrower agrees to pay PFG interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

1.4 Fees. Borrower shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG hereunder and are not refundable.

1.5 Loan Requests. To obtain a Loan, Borrower shall make a request to PFG by facsimile or telephone. Loan requests may also be made by Borrower by email, but the same shall not be deemed made until PFG acknowledges receipt of the same by email or otherwise in writing. PFG’s obligation to consider a Loan request shall be subject to its receipt of such reports, certificates and other information as may be set forth in the Schedule. Loan requests received after 12:00 Noon Pacific time will not be deemed received by PFG until the next Business Day. PFG may rely on any telephone request for a Loan given by a person whom PFG believes in good faith is an authorized representative of Borrower, and Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance.

Partners for Growth	Loan and Security Agreement

1.6 Late Fee. If any payment of accrued interest for any month is not made within three business days after the date a bill therefor is sent by PFG to Borrower, or if any payment of principal or any other payment is not made within three Business Days after the date due, Borrower shall pay PFG a late payment fee equal to 5% of the amount of such late payment. The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.

2. SECURITY INTEREST.

2.1 Grant of Security Interest. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a security interest in all of the following (collectively, the “Collateral”): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

2.2 Specified Contracts Excluded. Notwithstanding anything herein to the contrary, the security interest granted under this Section 2 shall not attach to any of the following (“Specified Contracts”): any lease, license, contract, property rights or agreement to which Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in any of the following (other than to the extent that any such term would be ineffective under the Code or any other applicable law or principles of equity): (i) the abandonment, invalidation or unenforceability of any right, title or interest of Borrower therein, or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement; provided however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above. Except as disclosed on Exhibit A hereto, Borrower represents and warrants to PFG that there are no Specified Contracts which are material to Borrower’s business or grant Borrower rights in Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers. Borrower shall not, hereafter, without PFG’s prior written consent, enter into any Specified Contract which is material to Borrower’s business or grants Borrower rights in Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

3.1 Corporate Existence and Authority. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Material Adverse Change. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), and (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law to which Borrower or its property is subject, and (iv) do not constitute an event of default under or grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

3.2 Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Articles or Certificate of Incorporation. Listed in the Representations are all prior names of Borrower and all of Borrower’s present trade names as of the date hereof and trade names used during the five-year period preceding the date hereof. Borrower shall give PFG 30 days prior written notice before changing its name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.

Partners for Growth	Loan and Security Agreement

3.3 Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give PFG at least 30 days prior written notice before changing its chief executive office, or moving more than $100,000 of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations.

3.4 Title to Collateral; Perfection; Permitted Liens.

(a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower and except for non-exclusive licenses granted to its customers in the ordinary course of business, and licenses granted to Borrower by third parties with respect to intellectual property owned by such third parties. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. PFG now has, and will continue to have, a first-priority (subject only to the security interest of the Senior Lender) perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others, excepting Permitted Liens.

(b) Borrower has set forth in the Representations all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a control agreement in form sufficient to perfect PFG’s security interest in the Deposit Account and otherwise satisfactory to PFG in its good faith business judgment, provided that PFG’s rights under any such control agreement shall be subject to the rights of the Senior Lender.

(c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege). Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and, subject to the rights of the Senior Lender, take all such actions as PFG shall request in connection therewith.

(d)  None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Except as set forth in the Schedule, without the prior written consent of PFG, which consent may be conditioned upon PFG securing a landlord waiver in such form as PFG may specify, Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in Collateral with a value in excess of $100,000, and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's right to remove any Collateral with a value in excess of $100,000 from such leased premises. Whenever Collateral with a value in excess of $100,000 is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment. Borrower will notify PFG in advance of terminating any lease of real property where any of the Collateral now or in the future may be located.

3.5 Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise PFG in writing of any loss or damage to the Collateral in excess of $100,000.

3.6 Books and Records. Borrower maintains and will maintain at Borrowers’ Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present in all material respects the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.

3.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all material foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower, except for any of the foregoing which are contested by Borrower in good faith, with adequate reserves under GAAP and which do not result in any tax lien on any of the Collateral, other than as set forth in Clause (iii) of the definition of Permitted Liens. Regardless of the materiality of any of the foregoing, Borrower shall promptly take all actions necessary, whether through payment, contest or otherwise, to ensure that none of the foregoing result in a lien on Collateral with priority over PFG’s liens on Collateral. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

Partners for Growth	Loan and Security Agreement

3.9 Compliance with Law. Borrower is, to the best of its knowledge, in compliance with, and will continue to comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

3.10 Litigation. Except as shown in Exhibit A hereto and except for such modifications thereto as to which Borrower shall have notified PFG in a manner acceptable to PFG and which modified information is acceptable to PFG in its sole discretion, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $250,000 or more, or involving $250,000 or more in the aggregate.

3.11 Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

3.12 No Default. At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.

4. ACCOUNTS.

4.1 Representations Relating to Accounts.  Borrower represents and warrants to PFG as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower's business, subject to any such Account Debtor’s right to return goods that are defective.

4.2 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to PFG as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

4.3 Documents Relating to Accounts. If requested by PFG, Borrower shall furnish PFG with copies (or, subject to the rights of the Senior Lender and at PFG's request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. In addition, subject to the rights of the Senior Lender, Borrower shall deliver to PFG, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Subject to the rights of the Senior Lender, PFG may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other "blocked account" as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment.

Partners for Growth	Loan and Security Agreement

4.5. Remittance of Proceeds. Subject to the rights of the Senior Lender, all proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts arising in the ordinary course of business, or (ii) the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $100,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above, and subject to the rights of the Senior Lender. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.6 Disputes. Borrower shall notify PFG promptly of all disputes or claims relating to Accounts in an amount in excess of $100,000. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm’s length transactions, and which, if in excess of $50,000, are reported to PFG on the regular reports provided to PFG; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit.

4.7 Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if appropriate, promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for PFG, and promptly notify PFG of the return of the Inventory.

4.8 Verification. PFG may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or PFG or such other name as PFG may choose.

4.9 No Liability.  PFG shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall PFG be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve PFG from liability for its own gross negligence or willful misconduct.

5. ADDITIONAL DUTIES OF BORROWER.

5.1 Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

5.2 Insurance. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG. All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG. Upon receipt of the proceeds of any such insurance, subject to the rights of the Senior Lender, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. PFG may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower's expense.

5.3 Compliance; Reports. Borrower will maintain its and all Subsidiaries’ legal existence in its jurisdiction of formation and maintain its good standing and qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations.  Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change. Borrower shall at all times timely comply with its reporting obligations under applicable Securities and Exchange Commission rules and regulations, provided however, Borrower shall not be deemed to have breached such obligation if it has timely notified the Securities and Exchange Commission (or other relevant regulatory body) of its inability to timely file a required report, Borrower promptly notifies PFG of such inability to timely file, and Borrower uses its best efforts to file such report as soon as is practicable. Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time specify in its good faith business judgment.

Partners for Growth	Loan and Security Agreement

5.4 Access to Collateral, Books and Records. At reasonable times, and on three Business Day’s notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses. Audits shall be conducted not more frequently than quarterly if there are no Loans outstanding and Borrower has not requested that PFG extend any Loans hereunder. Notwithstanding the foregoing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld.

5.5 Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without PFG's prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

(i) merge or consolidate with another corporation or entity, except a Subsidiary may merge or consolidate into another Subsidiary or into Borrower if no Default or Event of Default has occurred and is continuing or would result from such action;

(ii) make any Investments other than Permitted Investments;

(iii) enter into any other transaction, including without limitation, acquisition of assets, outside the ordinary course of business, not expressly permitted hereunder;

(iv) sell or transfer any Collateral (including without limitation and sale or transfer of Collateral which is then leased back by Borrower), except for (A) the sale of Inventory in the ordinary course of Borrower's business, and except for the sale of obsolete or unneeded Equipment, (B) the making of Permitted Investments, (C) the granting of Permitted Liens, (D) the non-exclusive licensing of Intellectual Property and similar arrangements for the use of the property of Borrower in the ordinary course of business, and (E) other assets of Borrower that in the aggregate do not exceed $250,000;

(v) store any Inventory or other Collateral with any warehouseman or other third party, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment;

(vi) make any loans of any money or other assets, other than Permitted Investments;

(vii) incur any Indebtedness, other than Permitted Indebtedness;

(viii) guarantee or otherwise become liable with respect to the obligations of another party or entity, other than Permitted Indebtedness of another Borrower;

(ix) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower);

(x) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock, except if the consideration for the repurchase is the cancellation of indebtedness owed to Borrower by former employees, and no cash consideration is paid by Borrower in connection with such repurchase;

(xi) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;

(xiii) maintain in excess of US$100,000 in any bank account or US$300,000 in the aggregate among all bank accounts for which there is not a Deposit Account control agreement in effect in favor of PFG; or

(xix) dissolve or elect to dissolve.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

5.6 Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

Partners for Growth	Loan and Security Agreement

5.7 Changes. Borrower agrees to promptly notify PFG in writing of any changes in the information set forth in the Representations, provided that only material changes to the Representations set forth in Sections 8, 9 and 10 need be notified to PFG.

5.8 Further Assurances. Borrower agrees, at its expense, on request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG's perfected first-priority (subject only to the priority of the Senior Lender) interest security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

6. TERM.

6.1 Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the "Maturity Date”), subject to Sections 6.2 and 6.3 below.

6.2 Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

6.3 Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that PFG may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG's security interests.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give PFG immediate written notice thereof:

(a) Any warranty, representation, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower's officers, employees or agents, now or in the future, in this Agreement or in connection with this Agreement or in any documents publicly filed by Borrower which satisfies reporting obligations of Borrower under this Agreement shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three Business Days after the date due; or

(c) the total Loans and other Obligations outstanding at any time shall exceed the Credit Limit for more than one Business Day; or

(d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall breach any of the provisions of Section 5.5 hereof, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit PFG to conduct an inspection or audit as provided in Section 5.4 hereof or shall fail to provide PFG with a borrowing base report under Section 6 of the Schedule within one Business Day after the date due; or

(e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or

(f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or

(g) any default or event of default occurs under any obligation having a value in excess of $250,000 and secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or

Partners for Growth	Loan and Security Agreement

(i) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 45 days after the date commenced; or

(k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(n) there shall be an acquisition by any party or group of affiliated parties, in one or more transactions, of more than 51% amount of fully diluted common stock and common stock equivalents of Borrower, compared to the amount of outstanding shares of stock of Borrower in effect on the date hereof (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to PFG, in writing, the venture capital investors prior to the closing of the investment); or

(o) a Material Adverse Change shall occur.

PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following (subject in all instances to the rights of the Senior Lender): (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. PFG shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as PFG deems reasonable, or on PFG's premises, or elsewhere and the Collateral need not be located at the place of disposition. PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower's federal and state income tax returns (or copies thereof) and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of PFG's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the “Default Rate”).

Partners for Growth	Loan and Security Agreement

7.3 Standards for Determining Commercial Reasonableness. Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Subject to the rights of the Senior Lender, PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

7.4 Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner and in all instances subject to the rights of the Senior Lender: (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG's security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG's possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall PFG's rights under the foregoing power of attorney or any of PFG's other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.

7.5 Application of Proceeds. All proceeds realized as the result of any sale of the Collateral shall, subject to the rights of the Senior Lender, be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency. If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.

7.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

8. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means (i) any of Borrower’s officers or directors, and if Borrower is a limited liability company, Borrower’s managers and members, and if Borrower is a partnership, Borrower’s general and limited partners; (ii) a Person that, directly or indirectly, owns or controls, is controlled by or is under common control with Borrower, and any of such person’s officers or directors, and if such person is a limited liability company, such person’s managers and members, and if such person is a partnership, such person’s general and limited partners.

"Business Day" means a day on which PFG is open for business.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 7.2 above.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

"Event of Default" means any of the events set forth in Section 7.1 of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment" means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.

“including” means including (but not limited to).

Partners for Growth	Loan and Security Agreement

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, and (d) capital lease obligations.

“Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

“Inventory” means all present and future “inventory” as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

"Material Adverse Change" means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.

"Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Other Property” means the following as defined in the California Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

“Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.

“Permitted Indebtedness” means

(i) the Loans and other Obligations; and

(ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto;

Partners for Growth	Loan and Security Agreement

(iii) Subordinated Debt;

(iv) Indebtedness owing to Senior Lender not to exceed the Senior Debt Limit specified in the Schedule;

(v) other Indebtedness secured by Permitted Liens;

(vi) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which has been reported to PFG in writing, and, in the case of reimbursement obligations to the Senior Lender in respect of letters of credit which do not exceed the Senior Debt Limit (taking into account all other Indebtedness to Senior Lender); and

(vii) extensions, refinancing and renewals of any items of Permitted Indebtedness, provided that the principal amount thereof is not increased or the terms thereof modified to impose more burdensome terms on Borrower;

(viii) intercompany loans among the entities constituting Borrower; and

(ix) other Indebtedness in an aggregate not to exceed $100,000.

“Permitted Investments” are:

(i) Investments (if any) shown on the Exhibit A and existing on the date hereof;

(ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;

(iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc;

(iv) bank certificates of deposit issued maturing no more than 1 year after issue;

(v) Investments in (A) foreign subsidiaries of NASI in the ordinary course of business consistent with past business practices provided that the aggregate amount thereof in any fiscal year shall not exceed $500,000, provided further, no such Investments may be made at such time that a Default or an Event of Default occurring prior to the making thereof or would arise upon the making thereof unless PFG specifically consents thereto in writing and (B) Theseus Imaging Corporation, a current domestic subsidiary of NASI which Borrower represents to PFG will be dissolved no later than October 31, 2006, and prior to such dissolution Borrower may make Investments necessary to wind up the business affairs of such company as long as the aggregate amount thereof does not exceed $350,000;

(vi) Repurchase of Borrower’s stock, if the consideration for the repurchase is the cancellation of indebtedness owned to Borrower by former employees, and no cash consideration is paid by Borrower in connection with such repurchase;

(vii) Investments accepted in connection with transfers permitted under Section 5.5(iv) hereof;

(viii) Investments not to exceed $250,000, in the aggregate outstanding at any time constituting travel advances and employee relocation loans, and other employee loans and advances in the ordinary course of business as heretofore conducted by Borrower;

(ix) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers of Borrower’s, and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business as heretofore conducted by Borrower;

(x) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates of Borrower’s, in the ordinary course of business as heretofore conducted by Borrower, not to exceed in the aggregate outstanding at any time, the sum of (i) $1,000,000 and (ii) $950,000 with respect to that certain promissory note executed in favor of Borrower by Prostate Centers of America on or about October 2003; and

(xi) Joint ventures or strategic alliances consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed $500,000 in the aggregate in any fiscal year.

"Permitted Liens" means the following:

(i) purchase money security interests in specific items of Equipment;

(ii) leases of specific items of Equipment or other property;

Partners for Growth	Loan and Security Agreement

(iii) liens for taxes not yet payable or being contested in good faith and for which Borrower maintains adequate reserves, if they have no priority over any of PFG’s security interests;

(iv) additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;

(v) security interests being terminated substantially concurrently with this Agreement;

(vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

(vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(ix) statutory, common law or contractual liens of depository institutions or institutions holding securities accounts (including rights of set-off) securing only customary charges and fees in connection with such accounts; and

(x) liens in favor of Senior Lender securing an amount not in excess of the Senior Debt Limit; and

(xi) liens existing on the date hereof and shown on Exhibit A or arising under this Agreement or other Loan Documents.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Prime Rate” means the rate quoted by the Wall Street Journal (or such other nationally recognized rate quoting service reasonably acceptable to PFG) as the prime lending rate on the date hereof and each business day during the term of this Agreement.

“Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.

"Reserves" means, as of any date of determination, such amounts as PFG may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by PFG in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of PFG in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect PFG's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to PFG is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which PFG determines in good faith constitutes a Default or an Event of Default.

“Senior Lender” has the meaning set forth in Section 8 of the Schedule.

“Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its absolute discretion.

“Subsidiary” means (a) any corporate entity of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the governing body (e.g., Board of Directors) of such corporate entity is at the time directly or indirectly owned or controlled by Borrower, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by Borrower, (c) any other entity included or includable in the financial statements of Borrower on a consolidated basis.

Partners for Growth	Loan and Security Agreement

Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

9. GENERAL PROVISIONS.

9.1 Confidentiality. PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.

9.2 Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.

9.3 Payments. All Payments may be applied, and in PFG's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

9.4 Charges to Accounts. PFG may, in its discretion, require that Borrower pay monetary Obligations in cash to PFG, or charge them to Borrower’s Loan account, in which event they will bear interest at the same rate applicable to the Loans.

9.5 Monthly Accountings. PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

9.6 Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours in the case of notices sent by fax, as provided herein.

9.7 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

9.8 Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

9.9 Waivers; Indemnity. The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, evidenced by the Loan Documents, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages to the extent caused by the indemnitee’s own gross negligence or willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

9.10 No Liability for Ordinary Negligence. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.

9.11 Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.

9.12 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

9.13 Attorneys Fees and Costs. Borrower shall reimburse PFG for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights under the Loan Documents; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. All attorneys' fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

9.14 Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void. No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

9.15 Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

9.16 Limitation of Actions. Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within the earlier to occur of (i) one year after the date Borrower knew or should have known (with the exercise of customary diligence) of the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) one year after the termination of this Agreement, and the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within sixty (60) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

Partners for Growth	Loan and Security Agreement

9.17 Paragraph Headings; Construction. Paragraph headings are only used in this Agreement for convenience. Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise.

9.18 Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California, provided, however that Section 9.19 shall be governed by and construed in accordance with the laws of the State of Delaware. As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG's option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

9.19 Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Borrower: North American Scientific, Inc., a Delaware corporation By /s/L. Michael Cutrer President or Vice President By /s/ David N. King Secretary or Ass't Secretary	PFG: PARTNERS FOR GROWTH II, L.P. By /s/Andrew W. Kahn Name: Andrew W. Kahn Title: Manager, Partners for Growth II, LLC Its General Partner

Borrower: North American Scientific, Inc., a California corporation By/s/L. Michael Cutrer President or Vice President By /s/L. Michael Cutrer Secretary or Ass't Secretary	Borrower: NOMOS Corporation By /s/L. Michael Cutrer President or Vice President By/s/L. Michael Cutrer Secretary or Ass't Secretary

Partners For Growth

Schedule to

Loan and Security Agreement

Borrower:	North American Scientific, Inc., a Delaware corporation
Address:	20200 Sunburst Street, Chatsworth, CA 91311

Borrower:	NOMOS Corporation
Address:	20200 Sunburst Street, Chatsworth, CA 91311

Borrower:	North American Scientific, Inc., a California corporation
Address:	20200 Sunburst Street, Chatsworth, CA 91311

Date:	March 28, 2006

This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH II, L.P. and the above-borrower of even date.

1.	CREDIT LIMIT
(Section 1.1):
An amount not to exceed the lesser of (a) or (b), below (the “Credit Limit”): (a) $4,000,000 at any one time outstanding, or (b) at any time, up to 50% (the “Advance Rate”) of the amount of Borrower’s Current Assets, less all principal amounts outstanding (or requested) under the Senior Loan Documents (including all facilities and products available under the Senior Loan Documents, such as letters of credit and bank cards, whether or not designated as sub-limits under the Senior Loan Documents) and, without duplication, the amount of any other monetary obligations under the Senior Loan Documents either (i) outstanding over 30 days from the date incurred or charged or (ii) otherwise past due (in the case of obligations maturing or otherwise due before 30 days) (such other monetary obligations referred to as “Other Past-Due Senior Monetary Obligations”).

“Current Assets” means the aggregate of Borrower’s balance sheet items which equals the sum of cash and cash equivalents, Accounts, Inventory and Investment Property that can be converted to cash in less than 1 year, prepaid expenses, and other assets that can reasonably be expected to be converted to cash in less than one year. Notwithstanding, the foregoing definition, Borrower’s proposed Current Assets would have to qualify as current assets under GAAP.

Partners for Growth	Loan and Security Agreement

For example only, if Borrower has $14.0 million in Current Assets on March 1, 2006, and has $3.0 million requested and outstanding in Senior Debt, Borrower could request up to $4 million under this Agreement [($14.0 million x 0.50) - $3.0 million = $4 million].

2.	INTEREST.

Interest Rate (Section 1.2):

A rate equal to the Prime Rate per annum, measured monthly and applied to the average daily aggregate amount outstanding under this Agreement each month. Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month. PFG shall have the right to adjust the rate applicable to amounts outstanding hereunder as and when the Prime Rate changes, but may elect in its sole discretion to reflect any such changes on a monthly basis.

3.	FEES (Section 1.4):

Loan Fee:	$80,000, payable concurrently herewith.

4.	MATURITY DATE
(Section 6.1):	September 28, 2007.

5.	FINANCIAL COVENANTS
(Section 5.1):	[INTENTIONALLY LEFT BLANK]

Partners for Growth	Loan and Security Agreement

6.	REPORTING.
(Section 5.3):

Borrower shall provide PFG with the following:
(a)
Monthly borrowing base report, in such form as PFG shall specify, within ten days after the end of each month, and borrowing base reports at such other times as PFG shall from time to time request in its good faith business judgment.

(b)	Monthly accounts receivable agings, aged by invoice date, within 20 days after the end of each month.

(c)	Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within 20 days after the end of each month.

(d)	Monthly reconciliations of accounts receivable agings (aged by invoice date), and general ledger, within 20 days after the end of each month.

(e)	A quarterly information update certificate, on PFG’s standard form, within 30 days after the end of each fiscal quarter of Borrower.

(f)
Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to PFG.

(g)	Copies of all reports and statements provided by Borrower to the Senior Lender at the same time the same are provided to the Senior Lender.

7.	BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated February 15, 2006, previously submitted to PFG (the “Representations”) is true and correct as of the date hereof.

8.	ADDITIONAL PROVISIONS

(a)	Senior Lender.

(1)
Senior Lender. As used herein, “Senior Lender” means Silicon Valley Bank, and “Senior Loan Documents” means all present and future documents instruments and agreements entered into between Borrower and Senior Lender or by third parties relating to Borrower and Senior Lender.

Partners for Growth	Loan and Security Agreement

(2)
Senior Debt Limit. Borrower shall not permit the total Indebtedness of Borrower outstanding at any time to Senior Lender to exceed $5,000,000, including but not limited to monies borrowed by Borrower, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower, plus interest on loans due from Borrower and fees and expenses for which Borrower is obligated to Senior Lender (the “Senior Debt Limit”).

(3)
Senior Loan Documents. Borrower represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Borrower covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.

(b)
Deposit Accounts. Concurrently, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’ security interest in said Deposit Accounts, subject to the security interest of the Senior Lender. Said control agreements shall permit PFG, in its discretion, to withdraw from said Deposit Accounts accrued interest on the Obligations monthly (subject to the rights of the Senior Lender). Notwithstanding the foregoing, with respect to any Deposit Accounts that are held with non-U.S. institutions, Borrower (which term, for the avoidance of doubt, shall include all Subsidiaries) shall not be required to procure Deposit Account control agreements so long as the balance in each foreign Deposit Account does not exceed US$100,000.

(c)
Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on PFG’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Exhibit A and except for travel advances, employee relocation loans and other employee loans and advances made in the ordinary course of business as heretofore conducted by Borrower which in the aggregate do not exceed $250,000. Prior to incurring any Inside Debt in the future, other than Inside Debt not to exceed $250,000 in the aggregate outstanding at any time constituting travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business as heretofore conducted by Borrower, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

Partners for Growth	Loan and Security Agreement

(d)
Landlord Waivers. Borrower shall use its best efforts to secure landlord waivers in customary form for its leased facilities in (i) Hollywood, California, (ii) Chatsworth, California and (iii) Cranberry Township, Pennsylvania, all within 30 days from the date hereof. No such waiver shall be required on the date hereof in respect of Borrower’s facility in Seattle, Washington and PFG shall provide Borrower not less than 30 days notice of any future requirement for such a waiver.

[Signature Page Follows]

Partners for Growth	Loan and Security Agreement

Borrower: North American Scientific, Inc., a Delaware corporation By /s/L. Michael Cutrer President or Vice President By /s/David N. King Secretary or Ass't Secretary	PFG: PARTNERS FOR GROWTH II, L.P. By /s/Andrew W. Kahn Name: Andrew W. Kahn Title: Manager, Partners for Growth II, LLC Its General Partner
Borrower: North American Scientific, Inc., a California corporation By /s/L. Michael Cutrer President or Vice President By /s/L. Michael Cutrer Secretary or Ass't Secretary	Borrower: NOMOS Corporation By /s/L. Michael Cutrer President or Vice President By /s/L. Michael Cutrer Secretary or Ass't Secretary

Exhibit A to Loan and Security Agreement

Section 2.2—Specified Contracts which, to the extent provided in Section 2.2, are excluded from the security interest granted to PFG and which are material to Borrower’s business or grant Borrower rights in Intellectual Property which is licensed by the Borrower to its customers or incorporated in products licensed or sold by the Borrower to its customers:

Section 3.10 - “Litigation”

In December, 2004, an individual plaintiff, Steven Weeks, filed a complaint in the Coos County Circuit Court of the State of Oregon against Bay Area Health District, North American Scientific, Inc., NOMOS Corporation and Carl Jenson, M.D., alleging the defendants caused Mr. Weeks to receive excessive radiation during the course of his IMRT treatment, as a result of a manufacturing and/or design defect(s) in our CORVUS and BAT products. In September, 2005, prior to the case going to trial, the Company was party to a settlement agreement and the lawsuit is no longer an ongoing matter. Under the settlement agreement, the parties mutually agreed to dismiss all claims and counterclaims against each other without admitting any wrongdoing.

In November, 2005, the Company was served with a complaint filed in U.S. District Court in Hartford, Connecticut by World Wide Medical Technologies (WWMT). WWMT's six count complaint alleges breach of a confidentiality agreement, fraud, patent infringement, wrongful interference with contractual relations, violation of the Connecticut Uniform Trade Secrets Act, and violation of the Connecticut Unfair Practices Act. WWMT alleges that the Company fraudulently obtained WWMT's confidential information during negotiations to purchase WWMT in 2004 and that once the Company acquired that information, it allegedly learned that Richard Terwilliger, (our current Vice President of New Product Development) owned certain patent rights and that we began trying to inappropriately gain property rights by hiring him away from WWMT. We were served with this matter at approximately the same time Mr. Terwilliger was served with a state court claim seeking, among other things, a preliminary injunction preventing Terwilliger from engaging in certain conduct in connection with him employment with us. The Company has agreed to defend Mr. Terwilliger. Mr. Terwilliger and a company of which he is a part-owner, IdeaMatrix, Inc., have removed the state court claim to federal court and the case is pending before the same court as the case against us. We have also the complaint in the action against us. The schedule and scope of the preliminary injunction proceedings in the Terwilliger action have not been established by the court. The Company denies liability and intends to vigorously defend this case as it progresses.

We are subject to other legal proceedings, claims and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Section 8(c) - “Inside Debt”